UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2012

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)	Severance Rights Agreements

On February 9, 2012, XenoPort, Inc. (the “Company”) entered into new severance rights agreements with each of its named executive officers, which replace and supersede the prior change of control agreements between each such executive and the Company. These new agreements address recent changes in applicable laws, provide for more internally consistent severance benefits consistent with market standards as well as eliminate any existing rights the executive had to receive a “golden parachute” tax gross-up.

Under the new severance rights agreement with Ronald W. Barrett, Ph.D. (the “CEO Severance Rights Agreement”), Dr. Barrett is eligible to receive: (i) in the event of a termination by the Company without Cause (as defined in the CEO Severance Rights Agreement) and other than as a result of death of disability, or a resignation by Dr. Barrett for Good Reason (as defined in the CEO Severance Rights Agreement) (either such termination, a “Qualifying CEO Termination”), in either case outside of the period beginning three months prior to, and ending 18 months after the closing of, a Change of Control (as defined in the CEO Severance Rights Agreement) (such 21-month period, the “Change of Control Period”), (a) continued payment of his base salary for 18 months, (b) a prorated bonus for the year of termination, paid in a lump sum and (c) payment of up to 18 months of premiums under COBRA; and (ii) in the event of a Qualifying CEO Termination during the Change of Control Period, (a) continued payment of his base salary for 24 months, (b) 200% of his target bonus for the year of termination, paid over 24 months, (c) a prorated target bonus for the year of termination, paid in a lump sum, (d) payment of up to 24 months of premiums under COBRA and (e) full acceleration of the service-based vesting of his equity awards. The vesting of Dr. Barrett’s performance-based equity award that was granted in May 2010 is not subject to acceleration under the CEO Severance Rights Agreement and remains subject to the terms of the applicable award agreement. The CEO Severance Rights Agreement does not contain a 280G excise tax gross-up provision, and Dr. Barrett would be required to agree to a release of claims against the Company to receive any severance benefits included in the CEO Severance Rights Agreement.

Under the new severance rights agreements with William G. Harris, Vincent J. Angotti, Gianna M. Bosko and David R. Savello, Ph.D. (each, a “Named Executive Officer Severance Rights Agreement”), such executives shall each be entitled to receive: (i) in the event of a termination by the Company without Cause (as defined in the Named Executive Officer Severance Rights Agreement) and other than as a result of death or disability, or a resignation by the executive officer for Good Reason (as defined in the Named Executive Officer Severance Rights Agreement) (either such termination, a “Qualifying Termination”), in either case outside of the Change of Control Period, (a) continued payment of the executive officer’s annual base salary for 12 months, (b) a prorated bonus for the year of termination, paid in a lump sum and (c) payment of up to 12 months of premiums under COBRA; and (ii) in the event of a Qualifying Termination during the Change of Control Period, (a) continued payment of the executive officer’s annual base salary for 18 months, (b) 150% of the executive officer’s target bonus for the year of termination, paid over 18 months, (c) a prorated target bonus for the year of termination, paid in a lump sum, (d) payment of up to 18 months of premiums under COBRA, and (e) full acceleration of the service-based vesting of the executive officer’s equity awards. The Named Executive Officer Severance Rights Agreements do not contain a 280G excise tax gross-up provision, and each executive officer would be required to agree to a release of claims against the Company to receive any severance benefits included in the Named Executive Officer Severance Rights Agreement.

The foregoing summary is qualified by reference to the complete text of the CEO Severance Rights Agreement and the form of Named Executive Officer Severance Rights Agreement, which are attached hereto as Exhibit 10.39 and Exhibit 10.40, respectively.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

10.39	Severance Rights Agreement between the Company and Ronald W. Barrett, Ph.D., dated February 9, 2012

10.40	Form of Severance Rights Agreement between the Company and certain of its named executive officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: February 10, 2012	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.39	Severance Rights Agreement between the Company and Ronald W. Barrett, Ph.D., dated February 9, 2012

10.40	Form of Severance Rights Agreement between the Company and certain of its named executive officers